EXHIBIT 5.1
[WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]
August 15, 2008

Smith International, Inc.
16740 East Hardy Road
Houston, Texas 77032
Ladies and Gentlemen:
     We have acted as special counsel to Smith International, Inc. (the “Company”) in connection with its Registration Statement on Form S-4 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on June 23, 2008, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of shares of common stock, par value $1.00 per share, of the Company (the “Shares”), to be issued in connection with the transactions contemplated by the Merger Agreement, dated as of June 3, 2008 (the “Merger Agreement”), by and among the Company, Whitehall Acquisition Corp., a Texas corporation and a wholly owned subsidiary of the Company, and W-H Energy Services, Inc., a Texas corporation. Under the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Corp. will be merged with and into W-H Energy Services, Inc. (“W-H”), with W-H surviving the merger.

[WACHTELL, LIPTON, ROSEN & KATZ LOGO]
     For the purposes of giving this opinion, we have examined the Registration Statement, the Merger Agreement, and the certificate of incorporation and bylaws of the Company. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such later documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.
     Based on and subject to the foregoing, we are of the opinion that the Shares are or will be, upon issuance, legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz